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VERBAL SCRIPT FOR ENGINEERING MEASUREMENTS COMPANY

Hello, this is ________________ calling on behalf of the Board of Directors of Engineering Measurements Company. You should have received proxy materials in the mail concerning a reconvened special shareholder meeting in connection with the proposed merger between EMCO and Advanced Energy Industries, Inc. If you were a shareholder of record at the open of business on September 21, 2000, you may vote at the reconvened special shareholder meeting which will be held on January 2, 2001. Have you received the proxy materials in the mail?

         If not, then help the shareholder obtain the material he/she requires. In either case, make sure the address is correct, make any necessary corrections on the company records and indicate on your records the actions you have taken.

         If the shareholder says that he/she has already sent in the proxy, do not ask the shareholder how he/she voted.

         If the shareholder says he/she has received the materials but has not yet sent in the proxy:

Your vote is important as the affirmative vote of two-thirds of our common stock is required to approve the amended and restated merger agreement. A failure to vote has the same effect as a "no" vote. Even if you submitted a proxy card in connection with the previous proxy statement dated September 22, 2000, you will need to complete the Blue proxy card in order to vote on the amended and restated merger agreement.

At your earliest convenience, please sign, date, and return the blue proxy card in the envelope provided. If you have any questions, you may call Christopher Hurley at (303) 651-0550.

The EMCO Board of Directors thanks you for your time.